UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 11, 2013

Intrepid Potash, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200
Denver, Colorado  80202
(Address of principal executive offices, including zip code)

(303) 296-3006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

On June 11, 2013, Intrepid Potash, Inc. (“Intrepid,” “we,” “us,” or “our”) entered into an Amended and Restated Non-Exclusive Aircraft Dry-Lease Agreement (the “Dry Lease”) with BH Holdings LLC (“BH Holdings”). The Dry Lease is effective as of January 1, 2013, and replaces the Non-Exclusive Aircraft Dry-Lease Agreement, dated as of January 1, 2011, between Intrepid and BH Holdings.

BH Holdings is indirectly owned by Robert P. Jornayvaz III, our Executive Chairman of the Board, and Hugh E. Harvey, Jr., our Executive Vice Chairman of the Board. The Audit Committee of our Board of Directors approved the terms of the Dry Lease.

Under the Dry Lease, we have agreed to lease an aircraft from BH Holdings for an initial one-year term, which term thereafter will be automatically renewed for successive one-year terms. Either party may terminate the Dry Lease upon 30 days' written notice to the other party. On a monthly basis, we pay $3,000 per flight hour and half of the fixed costs for the use of the aircraft. At the end of each calendar year, these amounts are adjusted upwards or downwards to reflect the actual costs attributable to our usage of the aircraft during such period. We are also responsible for certain taxes and any deductible amounts applicable to any claim under BH Holdings' insurance policies with respect to the aircraft relating to our use of the aircraft.

The description set forth above is qualified in its entirety by the Dry Lease, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 9.01       Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Non-Exclusive Dry-Lease Agreement, dated as of January 1, 2013, by and between Intrepid Potash, Inc. and BH Holdings LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: June 17, 2013	By:	/s/ Martin D. Litt
Martin D. Litt
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Non-Exclusive Dry-Lease Agreement, dated as of January 1, 2013, by and between Intrepid Potash, Inc. and BH Holdings LLC